Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Select Portfolios of our report dated April 10, 2026, relating to the financial statements and financial highlights of Financials Portfolio, which appears in Fidelity Select Portfolios’ Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 31, 2026